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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

______________________________________________________________________________
1.   Name and Address of Reporting Person*

   Biberkraut, Paul
______________________________________________________________________________
   (Last)                            (First)              (Middle)

   1550 S. Pacific Coast Highway, Ste 10
______________________________________________________________________________
                                    (Street)
   Laguna Beach, California
______________________________________________________________________________
   (City)                           (State)                (Zip)

______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

   October 26, 1999
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity
(Voluntary)


______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

   Tangible Asset Galleries, Inc. -- TAGZ
______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Vice President of Finance
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person
     [_]  Form Filed by More than 1 Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or      4. Nature of Indirect
1. Title of Security              Beneficially Owned         Indirect (I)       Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)           (Instr. 4)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                 (Over)
                                                        SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                      5. Owner-
                                               3. Title and Amount of Securities                      ship
                                                  Underlying Derivative Security                      Form of
                        2. Date Exercisable       (Instr. 4)                                          Derivative
                           and Expiration Date     -----------------------------    4. Conver-        Security:
                            (Month/Day/Year)                          Amount           sion or        Direct      6. Nature of
                        ----------------------                        or               Exercise       (D) or         Indirect
                         Date       Expira-                           Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                              of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title             Shares           Security       (Instr. 5)     (Instr. 5)

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Option                 10/26/00  10/26/05         Common            15,000            $2.00            D
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Option                 10/26/01  10/26/06         Common            15,000            $2.00            D
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Option                 10/26/02  10/26/07         Common            15,000            $2.00            D
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Option                 10/26/03  10/26/08         Common            15,000            $2.00            D
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Option                 10/26/04  10/26/09         Common            15,000            $2.00            D
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====================================================================================================================================

Explanation of Responses:




  /S/ Paul Biberkraut                                     December 22, 1999
---------------------------------------------          ----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute FederalCriminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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